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Exhibit 12.1



                          NORDSTROM CREDIT, INC.
               Computation of Ratio of Earnings Available for
                        Fixed Charges to Fixed Charges
                           (Dollars in thousands)
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

Year ended January 31,               1997     1996     1995     1994     1993
----------------------            -------  -------  -------  -------  -------
Earnings before
income taxes                      $47,024  $35,086  $32,045  $32,372  $29,321

Fixed charges
  (gross interest expense)         41,089   42,245   31,187   29,600   33,841
                                  -------  -------  -------  -------  -------

Earnings available for
  fixed charges                   $88,113  $77,331  $63,232  $61,972  $63,162
                                  =======  =======  =======  =======  =======

Ratio of earnings available
  for fixed charges to fixed
  charges                            2.14     1.83     2.03     2.09     1.87
                                  =======  =======  =======  =======  =======



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